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                                                                   Exhibit 3(i)

                             Articles of Amendment
                                    to the
                Amended and Restated Articles of Incorporation
                                      of
                         Lincoln Benefit Life Company

Pursuant to the provisions of the Nebraska Business Corporation Act, the undersigned, Lincoln Benefit Life Company (the "Company"), hereby amends its Amended and Restated Articles of Incorporation as follows:

    1. Name of the Company. The name of the Company is Lincoln Benefit Life Company.

    2. Amendment. The Amended and Restated Articles of Incorporation of the Company are amended by revoking the current Article I, Section 2 and adopting the following in substitution thereof:

          Section 2. The principal office of the Company shall be located at 1221 N Street, Suite 200, Lincoln, Nebraska 68508.

    3. Adoption of Amendment. The amendment contained in these Articles of Amendment was unanimously adopted by the Board of Directors of the Company on November 12, 2014 and adopted by the sole shareholder of the Company by its written consent on January 21, 2015.

    4. The number of common shares of the Company outstanding at the time of such adoption was 25,000.

    5. The number of common shares voted for such amendments was 25,000, and the number of common shares voted against such amendments was zero (0).

    6. The foregoing amendment was duly approved and adopted in accordance with the provisions of Section 21-20,121 Revised Statutes of Nebraska.

IN WITNESS WHEREOF, Lincoln Benefit Life Company has caused these Articles of Amendment to be executed by its President and Secretary this 21st day of January, 2015.

/s/ Keith Gubbay                      /s/ Leigh McKegney
------------------------------------  -----------------------------------
Keith Gubbay, President               Leigh McKegney, Secretary

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                             AMENDED AND RESTATED

                           ARTICLES OF INCORPORATION

                                      OF

                         LINCOLN BENEFIT LIFE COMPANY

                              September 26, 2000

                                   ARTICLE I

                               Name and Location

   Section 1. The name of this Corporation shall be LINCOLN BENEFIT LIFE COMPANY, and its principal place of business shall be in the City of Lincoln, Lancaster County, Nebraska.

   Section 2. The principal office of the Corporation shall be located at 2940 South 84/th/ Street, Lincoln, Nebraska.

                                  ARTICLE II

                              Nature of Business

   Section 2. The nature of the business to be transacted, and the objects and purposes of the Company are:

(a) To make insurance upon the lives of persons, including endowments and annuities and every insurance pertaining thereto and disability benefits.

(b) To make insurance against loss or expense resulting from the sickness of the insured, or from bodily injury

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or death of the insured by accident, or both, and every insurance pertaining thereto, including quarantine.

   Section 2. The Company may issue every kind of insurance permitted by the Statutes of the State of Nebraska, and any amendments thereto.

   Section 3. The Company may issue all types of life insurance and sickness and accident insurance permitted by the laws of the State of Nebraska, and any amendments thereto, to individuals, to "groups of persons" and to "groups of insureds."

   Section 4. The Company, in addition to the powers herein conferred, shall have all the privileges and powers, and may engage in any activity, permitted insurance corporations organized under the laws of the State of Nebraska; and may do and perform all and every lawful act required as deemed expedient for the conduct of its business, the ownership of its property, or the maintenance, perpetuity, prosperity or welfare of the Company.

   Section 5. The Company shall be authorized to establish separate accounts for amounts which, pursuant to applicable contracts, are paid to the Company in connection with pension, retirement or profit sharing plans or annuities. The income, if any, and the gains or losses, realized or unrealized, on each such account may be credited to or charged against the amount allocated to such account in accordance with such contract without regard to other income, gains or losses of the Company.

                                  ARTICLE III

                                  Investments

   The Company shall be authorized to invest its

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funds in a manner not prohibited by the laws of the State of Nebraska.

                                  ARTICLE IV

                               Additional Powers

   Section 1. The Board of Directors may from time to time vote to indemnify and reimburse any director or officer or former director or officer of the corporation, or any person who may have served at its request as a director or officer of another corporation in which it owns shares of capital stock or of which it is a creditor, his or her heirs, estate or personal representatives, for any loss, cost or expense he or she may suffer, including court costs, attorneys' fees and incidental expenses, and further including the amount of any payment properly made to settle or compromise any proceedings in which such director or officer is made a party to any legal proceedings, including appeals therefrom, because of his or her being or having been a director or officer of the Company. Provided, however, the directors shall have no power to indemnify or reimburse a director or officer or former director or officer of the Corporation in any cause in which he or she shall finally be adjudged in such proceedings to be liable for negligence or misconduct in the performance of his or her duties as such officer or director or former director or officer. The foregoing right of indemnity and reimbursement shall not be exclusive of other rights to which a director or officer may be entitled by law, agreement, vote of stockholders, or otherwise.

                                   ARTICLE V

                            Plan and Capital Stock

Section 1. The Company shall do business upon the

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stock legal reserve plan.

   Section 2. The authorized capital stock of this Company shall be $3,000,000 divided into 30,000 shares of a par value of $100 each.

   Section 3. The stock shall be transferable only by the actual delivery of the stock certificate or certificates properly endorsed, and the transfer duly recorded on the stock transfer books of the Company.

   The Board of Directors, after an affirmative vote at an annual or special shareholders' meeting of at least one-half of the outstanding shares, shall be authorized and empowered to issue and dispose of all or any of the authorized but unissued shares of the capital stock of the Company, at not less than par, from time to time as it may determine to be in the best interests of the Company and the stockholders thereof.

                                  ARTICLES VI

                             Time of Commencement

   The Corporation shall begin transaction of business under these articles when the same have been filed and approved according to the laws of the State of Nebraska, and shall have perpetual existence, unless sooner resolved by or in accordance with the laws of the State of Nebraska.

                                  ARTICLE VII

                           Property of Shareholders

   The private property of the shareholders shall not be subject to the debts of the Corporation. The shares

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of the Corporation shall be fully paid and nonassessable.

                                 ARTICLE VIII

                            Officers and Directors

   Section 1. The Board of Directors shall consist of not less than five
(5) nor more than twenty-one (21) persons. At each annual meeting of the stockholders the number to be elected and their election shall take place as provided by the By-Laws of the Company. The personnel of the directors shall be made up of qualified persons, as provided under the laws of the State of Nebraska.

   Section 2. The Board of Directors shall have the general management and control of the business of the Company.

   Section 3. The officers of the Company shall consist of a President, one or more Vice Presidents, a Secretary, one or more Assistant Secretaries, a Treasurer, one or more Assistant Treasurers, and such other officers as may be provided for in the By-Laws, and all the officers shall be elected by the Board of Directors in such manner and for such terms as the By-Laws may prescribe.

                                  ARTICLE IX

                      Annual Meeting of the Stockholders

   Section 1. The stockholders shall meet annually on a date prescribed in the By-Laws at the home office of the Company for the purpose of electing directors and transacting such other business as may properly come

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before the stockholders.

   Section 2. Each stockholder shall have the right to vote in person or by proxy, and shall be entitled to one vote for each share of stock held by him or her according to the stock transfer books of the Company at the annual meetings and at all special meetings legally called. They By-Laws of the Company shall provide a date when the stock transfer books of the Company shall be closed for the purposes of determining the stockholders of record for the annual or special meeting to be held.

                                   ARTICLE X

                                  Amendments

   Amendments to these Articles of Incorporation shall be adopted by two-thirds vote of all the directors, thereafter approved by the Department of Insurance, and thereafter approved by two-thirds vote of all the stock voting in person or by proxy at that annual or legally called special meeting. Notice of such proposed amendments to these Articles of Incorporation shall be sent to all stockholders of record as required in the By-Laws of the Company.

                                  ARTICLE XI

                                Corporate Seal

   The corporate seal of the Company shall contain the words, "Lincoln Benefit Life Company", surrounding the words "Corporate Seal".

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                                             LINCOLN BENEFIT LIFE COMPANY

                                             By:      /s/ B. Eugene Wraith
                                                  ------------------------------
                                                  B. Eugene Wraith, President

Attest:

/s/ Carol S. Watson
--------------------------
Carol S. Watson, Secretary

SEAL